Exhibit 99.1
Reconciliation of Net Profit Attributable to Oppenheimer Holdings Inc. to Consolidated Adjusted Earnings
Before Interest Expense, Income Taxes, Depreciation Expense, and Amortization Expense (“EBITDA”)

	For the Year Ended December 31,
	2005	2006	2007	2008	2009	2010

	(dollars in thousands)
Net Profit Attributable to Oppenheimer Holdings Inc.	$22,916	$44,577	$75,367	$(20,770)	$19,487	$38,331
Add:
Interest Expense(1)	9,005	8,742	8,097	15,540	13,925	11,539

Income Taxes	18,773	35,873	52,027	(15,274)	15,326	28,578
Depreciation Expense	9,347	9,583	9,695	11,474	12,630	12,448
Amortization Expense	17,081	12,520	9,772	8,569	7,065	5,885

Consolidated EBITDA	77,122	111,295	154,957	(460)	68,433	96,781
Share-Based Compensation Expense(2)	39	2,537	4,182	7,334	7,002	7,611

Extraordinary or Unusual Items(3)	5,093	(17,822)	(2,578)	42,747	9,435	3,809

Consolidated Adjusted EBITDA	$82,254	$96,009	$156,562	$49,621	$84,870	$108,201

Notes:

(1)	Interest expense on long-term debt.

(2)	Charges associated with Employee Share Plan restricted stock award program and Equity Incentive Plan stock option award program.

(3)	Includes gains on extinguishment of debt ($4.1 million and $2.5 million in 2006 and 2007, respectively), gains/losses related to the exchange of three stock exchange seats for shares of the NYSE Group, resulting from the merger between NYSE and Archipelago, ($13.7 million gain and $2.6 million loss in 2006 and 2008, respectively), and charges related to deferred compensation and benefit arrangements in conjunction with acquisitions made in 2003 and 2008 ($5.1 million, $40.2 million, $9.4 million, and $3.8 million in 2005, 2008, 2009, and 2010, respectively).